Exhibit 1.01

Conflict Minerals Report by Polestar

For the Year Ending December 31, 2025

Company Overview

This report has been prepared by the management of Polestar Automotive Holding UK PLC (herein referred to as “Polestar,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated.

Polestar is a Swedish electric performance car brand focused on uncompromised design and innovation, with the ambition to accelerate the transition toward a more sustainable future. Polestar operates an asset-light business model and relies on strategic partners, including Volvo Cars and Geely, for vehicle manufacturing, supplier contracting, technology platforms and certain product development activities. As a result, Polestar’s access to supplier and sub-supplier information is exercised largely through these partners under contractual and cooperative arrangements.

Volvo Cars is a significant shareholder in Polestar, and Geely is Polestar’s ultimate controlling shareholder; transactions with these parties are conducted under contractual and related-party arrangements.

Polestar is headquartered in Gothenburg, Sweden, and its cars are available in 28 markets globally across North America, Europe and Asia Pacific.

Polestar’s current model portfolio includes the Polestar 2, Polestar 3 and Polestar 4. The Polestar 5 is planned for production in 2026. Additional models, including the Polestar 6 and Polestar 7, are in various stages of development and planning and remain subject to change in scope, timing and market availability, depending on product development progress, regulatory approvals, manufacturing readiness and market conditions.

Polestar vehicles are manufactured by contract manufacturing partners in multiple regions, including Asia and North America. Polestar does not operate large-scale vehicle manufacturing facilities of its own and relies on its manufacturing partners for production execution and supplier contracting. Polestar plans to further diversify its manufacturing footprint, with production of the Polestar 7 planned in Europe.

Polestar has an unwavering commitment to sustainability and has set an ambitious roadmap to reach its climate targets: halve greenhouse gas emissions by 2030 per-vehicle-sold and become climate-neutral across its value chain by 2040. Polestar’s comprehensive sustainability strategy covers the four areas of Climate, Transparency, Circularity, and Inclusion.

Internal Information - Polestar

Forward-Looking Statements

This Report includes statements that express Polestar’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” as defined in Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report and include statements regarding Polestar’s intentions, beliefs or current expectations concerning, among other things: the due diligence of suppliers, risk mitigation measures, and efforts to increase transparency through data collection and risk evaluation. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Polestar’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Polestar’s Form 20-F, and other documents filed, or to be filed, with the SEC by Polestar. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Nothing in this Report should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Polestar assumes no obligation to update these forward-looking statements, even if new information becomes available in the future, except as may be required by law.

Introduction

Polestar is committed to complying with the requirements and upholding responsible sourcing practices. As such the Company has put into place a robust due diligence program to help ensure its contributions to upholding human rights and responsible practices across the supply chain.

For the 2025 calendar year, Polestar determined that tin, tungsten, tantalum, and/or gold (3TGs) were necessary to the functionality or production of its Polestar 2, Polestar 3, Polestar 4 and Polestar 5 product lines that were contracted to be manufactured. These Polestar-branded vehicles, and the components contained in them, are the only products in scope for this Conflict Minerals Report because 3TGs are necessary to the functionality or production of their electronic and other systems. Therefore, Polestar conducted a reasonable country of origin inquiry in good faith to determine whether any of the 3TGs in its products originated from the Democratic Republic of the Congo (DRC) or an adjoining country (collectively referred to as the “Covered Countries”), which are Conflict-Affected and High Risk Areas (CAHRAs).

Based on this reasonable country of origin inquiry (RCOI) and country of origin data obtained, Polestar has reason to believe that some of the necessary 3TGs in its in-scope products may have originated in the Covered Countries and may have not come from recycled or scrap sources, therefore, in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (from here on referred to “Section 1502 of the Dodd-Frank Act” or “the Rule”), Polestar undertook due diligence to determine the source and chain of custody of the 3TGs in question ” The Company designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework of the Organization for Economic Co-Operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold, tin, tantalum, and tungsten (the “OECD Guidance”).

Internal Information - Polestar

Conflict Minerals Program & Policy

The Company has actively engaged with suppliers with respect to the use of conflict minerals. Polestar adopted a Conflict Minerals Position articulating the conflict minerals supply chain due diligence process and the Company’s commitments to reporting obligations regarding conflict minerals. The Conflict Minerals Position is available online, and can be found here:

https://www.polestar.com/global/legal/ethics/

The Company has contributed to industry efforts to address conflict minerals through involvement on the Polestar Board and through serving as an active and affiliate member of the Responsible Business Alliance (RBA) and the Responsible Minerals Initiative (RMI). This engagement and the contributions made have helped develop standards, best practices, and tools that benefit all companies working to end the link between 3TGs and conflict in the DRC and other Conflict-Affected and High-Risk Areas (CAHRAs)

Reasonable Country of Origin Inquiry

Polestar conducted its reasonable country of origin inquiry (RCOI) in good faith and reasonably designed it to determine whether any of the necessary 3TGs in its in-scope products originated in the Covered Countries or came from recycled or scrap sources. To determine whether necessary 3TGs in products originated in the Covered Countries, Polestar retained Assent Inc. (“Assent”), a third-party service provider, to assist Polestar in reviewing the supply chain and identifying risks. Polestar provided a list composed of suppliers and parts associated with the in-scope products to Assent for upload to the Assent Compliance Manager. To trace materials, and demonstrate transparency procured by the supply chain, Polestar utilized the Conflict Minerals Reporting Template (CMRT) Version 6.5 or higher to conduct a survey of all in-scope suppliers.

For the 2025 calendar year, Volvo Cars has manufactured Polestar cars and contracted the suppliers of components and parts used in Polestar 2 and 3, and Geely has manufactured and contracted the suppliers of components and parts used in Polestar 4 and Polestar 5. During the CMRT campaign 2025/2026 there were two tier 1 suppliers, Volvo Cars and Geely in the scope as manufacturing partners of the conflict minerals program/survey. Volvo Cars and Geely provided a completed CMRT. The Company’s total response rate for this reporting year was 100%

In addition, Polestar conducted further actions to identify Tier 2 suppliers, which are Volvo Cars’ and Geely’s direct material suppliers, to track program gaps of Polestar 2,3, 4 and 5 and discuss with our Tier 1 and business partners future improvement opportunities.

Polestar’s is using the Assent Compliance Manager, a software-as-a-service (SaaS) platform provided by Assent, which enables users to complete and track supplier communications and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment and management.

The Assent Compliance Manager also provides functionality that meets the OECD Guidance process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations, are managed through this platform.

Via the Assent Compliance Manager and Assent team, the Company requested that all suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. Assent monitored and tracked all communications in the Assent Compliance Manager for future reporting and transparency. According to the process, Assent, on behalf of Polestar, has contacted suppliers that are unresponsive to Assent’s communications during the diligence process and request these suppliers to complete the CMRT and submit it to Assent.

Internal Information - Polestar

Polestar’s program includes automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT, which helps identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of Tier 1 and Tier 2 suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted declaration forms are accepted so that data is retained, but they are classified as valid or invalid based on a set criteria of validation errors (see Appendix C for CMRT validation criteria). Suppliers are contacted regarding invalid forms and are encouraged to correct validated errors to resubmit a valid form. Suppliers are provided with guidance on how to correct these validation errors in the form of feedback to their CMRT submission, training courses, and direct engagement help through Assent’s multilingual Supplier Experience team. Since some suppliers may remain unresponsive to feedback, Polestar tracks program gaps to account for future improvement opportunities.

Through reasonable RCOI practices, Polestar was able to take advantage of a broader set of country-of-origin data to complement efforts in establishing transparency in the supply chain. Based on the findings, Polestar determined all the possible countries minerals (such as 3TGs) used in its product originated from. As such, Polestar can then perform additional diligence on the source and chain of custody of the minerals in question.

Based on this RCOI, Polestar has reason to believe that some of the necessary 3TGs in its in-scope products may have originated in the Covered Countries and may not have come from recycled or scrap sources, Polestar therefore exercised due diligence on the source and chain of custody of such 3TGs.

Due Diligence

Polestar designed its due diligence measures to conform, in all material respects, with the framework in the OECD Guidance and the related supplements. The program aligns with the five steps for due diligence that are described by the OECD Guidance and the Company applied these measures for the 2025 reporting year and continues to evaluate market expectations for data collection and reporting to achieve continuous improvement opportunities.

Due diligence requires the Company’s necessary reliance on data provided by direct suppliers and third-party audit programs. There is a risk of incomplete or inaccurate data as the process cannot be fully owned by the Company. However, through active risk identification, and risk assessment, as well as continued outreach and process validation, risk gaps can be mitigated. This aligns with industry standards and market expectations for downstream companies’ due diligence.

Internal Information - Polestar

1)	Establish Strong Company Management Systems

Internal Compliance Team

Polestar maintained during 2025 Conflict Minerals Compliance Team led by our Supply Chain Sustainability Manager and our Supply Chain Inclusion Expert. The Conflict Minerals Compliance Team is responsible for implementing the conflict minerals compliance strategy and briefing senior management about the result of these due diligence efforts.

Polestar also uses a third-party service provider, Assent, to assist with evaluating supply chain information regarding 3TGs, identifying potential risks, and in the development and implementation of additional due diligence steps that Polestar will undertake with suppliers and/or respective stakeholders about conflict minerals.

Polestar leverages Assent’s Managed Services to work with dedicated program specialists who support Polestar’s conflict minerals program. Polestar communicates regularly with the Assent team to receive updates on program status.

Control Systems

Polestar expects all manufacturers and suppliers to have policies and procedures in place to ensure that 3TGs used in the production of the products supplied to Polestar do not directly or indirectly support non-state armed groups and thereby serious human rights abuses. Polestar expects direct suppliers to provide information on the origin of the 3TGs contained in components and materials supplied, including sources of 3TGs that are supplied to them from lower-tier suppliers.

Our manufacturing partners, Volvo Cars and Geely, are contractually bound to adhere to the principles set in our Code of Conduct for Business Partners. This code of conduct is based on industry and internationally accepted principles such as the United Nations Guiding Principles on Business and Human Rights and the OECD Due Diligence Guidance. The Code of Conduct for Business partners outlines expectation for responsible sourcing of minerals and metals Polestar’s Code of conduct for Business Partners can be found here: https://www.polestar.com/global/legal/ethics/

Supplier Engagement

Polestar has a strong relationship with Tier 1 direct suppliers Volvo Cars and Geely and is also, through Volvo Cars and Geely, identifying response status of Tier 2 suppliers. Polestar’s Tier 1 and Tier 2 suppliers are able to leverage Assent’s team of supplier support specialists to ensure they receive appropriate support and understand how to properly complete a CMRT. Tier 1 and Tier 2 suppliers are provided guidance in their native language, if needed.

For the 2025 calendar year, Polestar engaged with Volvo Cars and Geely directly to request a valid (free of validated errors) CMRT for the products that Volvo Cars and Geely supplies to Polestar.

Polestar places a strong emphasis on supplier education and training. To accomplish this, Assent’s online resources are leveraged, and all in-scope suppliers have been provided with access to their library of conflict minerals training and support resources. Also, Assent’s automated feedback process that notifies suppliers of risks associated with their CMRT submission serves to educate suppliers of certain conflict minerals’ risks.

Polestar believes that the combination of the Code of Conduct for Business partners, the Conflict Minerals Position, and direct engagement with suppliers for conflict minerals training and support constitute a strong supplier engagement program.

Internal Information - Polestar

Grievance Mechanisms

Polestar established grievance mechanisms whereby employees, suppliers and others outside Polestar can report grievances, suspected violations or other concerns to the Company, including conflict minerals. Suppliers and others outside of Polestar can direct such reports via the whistleblowing channel SpeakUp, which link is available in the Code of Conduct for Business partners, on Polestar’s external website and in other communications with suppliers. The link to Polestar’s SpeakUp channel is https://www.polestar.com/global/legal/ethics/

Violations or grievances at the industry level can be reported to the RMI directly as well at http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/

Maintain Records

Polestar has a policy to retain relevant documentation for a period of five years. Through Assent, a document retention policy to retain conflict minerals related documents, including supplier responses to CMRTs and the sources identified within each reporting period, has been implemented. Polestar stores all the information and findings from this process in a database that can be audited by internal or external parties.

2)	Identifying & Assessing Risk in the Supply Chain

Supplier Risk Evaluation

Risks associated with Tier 1 suppliers’ due diligence processes as well as to some extent Tier 2 suppliers are assessed by their declaration responses on a CMRT, which the Assent Compliance Manager identifies automatically based on established criteria. These risks are addressed by members of Polestars internal Conflict Minerals Team, in collaboration with Assent staff, who engage with suppliers to gather pertinent data and ask for corrective actions if needed, performing an overall assessment of the supplier’s conformity status, which is referred to as “conflict minerals status.”

Risks at the supplier level may include non-responsive suppliers or incomplete CMRTs. In cases where a company-level CMRT (such as when a company declares there are no 3TGs in any of its products) is submitted, Polestar is unable to determine if all the specified smelters/refiners were used for 3TGs in the products supplied to the Company.

Assent’s supplier risk assessment (flagging suppliers’ risk as high, medium, low) identifies problematic suppliers in a company’s supply chain. The risk assessment is derived from the smelter validation process, which establishes risk at the smelter level via an analysis that considers multiple conflict minerals factors.

Smelter/Refiners Risk Evaluation

Other supply chain risks were identified by assessing the due diligence practices and audit status of smelters/refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent’s Smelter validation program compared listed facilities to the list of smelters/refiners consolidated by the RMI to ensure that the facilities met the recognized definition of a 3TGs processing facility that was operational during the 2025 calendar year.

Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process (RMAP). Polestar does not have a direct relationship with smelters/refiners and does not perform direct audits of these entities within their pre-supply chain.

Internal Information - Polestar

Smelters that are conformant to RMAP audit standards are considered to have their sourcing validated as conformant with that industry program’s due diligence standard, which is designed to be consistent with OECD Guidance. In cases where the smelter/refiner’s due diligence practices have not been audited against the RMAP standard or they are considered non-conformant by RMAP, further due diligence steps are followed to notify suppliers reporting these facilities. Smelters/refiners are actively monitored to proactively identify other risks pertaining to conflict minerals.

Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed according to red-flag indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:

•	Geographic proximity to Conflict-Affected and High-Risk Areas.

•	Known mineral source country of origin.

•	RMAP audit status.

•	Credible evidence of unethical or conflict sourcing.

•	Peer assessments conducted by credible third-party sources.

•	Sanctions risks

Risk mitigation activities are initiated whenever a supplier’s CMRT reports facilities of concern. Through Assent, suppliers with submissions that included any smelters of concern were immediately provided with feedback instructing suppliers to take their own independent risk mitigation actions. Examples include the submission of a product specific CMRT to better identify the connection to products that they supply to Polestar. Additional escalation may have been necessary to address any continued sourcing from these smelters of concern. Suppliers are given clear performance objectives within reasonable timeframes with the goal of progressive elimination of these smelters of concern from the supply chain.

In addition, suppliers are guided to the educational materials on mitigating the risks identified through the data collection process.

Suppliers are also evaluated on program strength, which assists in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program is based on certain questions in the CMRT related to the suppliers’ conflict minerals practices and policies.

3)	Design & Implement A Strategy to Respond to Risks

Polestar, in consultation with Assent, has developed and implemented processes to assess and respond to the risks identified in the supply chain during 2025. Polestar has a risk management plan, through which the conflict minerals program is implemented, managed, and monitored. As the program progresses, escalations have been sent to non-responsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the conflict minerals regulations and the Company’s expectations.

Feedback on supplier submissions is given directly to suppliers and educational resources are provided to assist suppliers in corrective action methods or to improve their internal programs. In cases where suppliers have continuously been non-responsive or are not committed to corrective action plans, Polestar shall assess if replacing that supplier is feasible. The results of the program and risk assessment are shared with the Conflict Minerals Compliance Team and the Polestar’s Management Team to ensure transparency within the Company.

Internal Information - Polestar

For the 2025 calendar year, Volvo Cars and Geely have contracted the suppliers manufacturing components and materials used in Polestar 2, 3,4 and 5. Together with Volvo Cars’ and Geely, Polestar will discuss the outcome of conflict mineral reports and align necessary risk mitigation actions needed.

4)	Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Polestar does not have a direct relationship with any 3TG smelters/refiners and does not perform or direct audits of these entities within the supply chain. Instead, Polestar relies on third-party audits of smelters/refiners (industry recognized audit/assessment programs). As an example, RMAP uses independent private-sector auditors, and audits the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters/refiners that agree to participate in the program.

Assent directly engages smelters/refiners that are not currently enrolled in an industry recognized audit/assessment program to encourage their participation. Smelters/refiners already conformant to the corresponding program’s standards, are complemented for their efforts. Polestar is a signatory of these communications in accordance with the requirements of downstream companies detailed in the OECD Guidance.

Through Polestar’s membership with the RMI, smelters/refiners have been encouraged to participate in the RMAP. Any smelters/refiners that were reported by suppliers who were not part of the RMAP were also contacted directly by Assent to encourage them to participate in the RMAP.

Polestar has not obtained an independent private sector audit of this Conflict Minerals Report. References in this report to audits of smelters or refiners relate to industry programs such as the RMAP and are not audits of Polestar’s Conflict Minerals Report.

5)	Report Annually on Supply Chain Due Diligence

Polestar is publishing the Conflict Mineral Report for the year ended December 31, 2025. This report ismade available in the Ethics section of Polestar’s website at https://www.polestar.com/global/legal/ethics/.

Information found on or accessed through this website is not considered part of this report and is not incorporated by reference herein. Polestar has also publicly filed a Form SD and this report with the U.S. Securities and Exchange Commission (SEC).

Polestar has also considered impacts from the EU Conflict Minerals Regulation when disclosing details with regard to due diligence efforts. Polestar will continue to expand efforts both for transparency through the data collection process and risk evaluation, as well as the disclosure of efforts through the form of public reporting.

Due Diligence Results

Supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten, and gold (3TGs). Following the industry standard process, CMRTs are sent to and requested from Tier 1 suppliers, who are expected to follow and cascade this process until the smelter and refiner sources are identified. The following is the result of the outreach conducted by Polestar for the 2025 reporting year.

Internal Information - Polestar

Supply Chain Outreach Metrics

Supplier Name Tier 1	Response rate Tier 1	Number of in-scope suppliers Tier 2	Response rate
Geely	100%	87	84%
VCC	100%	163	53%

Upstream Data Transparency

Appendix A includes all smelters/refiners that Tier 1 and Tier 2 suppliers listed in completed CMRTs that met the recognized definition of a 3TGs processing facility and were operational during the 2025 calendar year. As is a common practice when requests are sent upstream in the supply chain, those who purchase materials from smelters may not be able to discern exactly which company’s product lines the materials may end up in. As a result, those providing the smelters/refiners have the practice to list all smelters/refiners they may purchase from within the reporting period. Therefore, the smelters/refiners (as sources) listed in Appendix A are likely to be more comprehensive than the list of smelters/refiners which processed the 3TGs contained in Polestar’s products.

Suppliers that identified these specific smelters of concern on their CMRT were contacted in accordance with the OECD Guidance, as stipulated in the previous sections.

Status	Number of identified smelters/refiners
RMAP Conformant	207
RMAP Active	9
Not Enrolled	80
Non-Conformant	38

Country of Origin

Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on reasonable identification of country-of-origin data obtained via Assent’s supply chain database (or other RCOI data, in the scenario Polestar decides to use alternative data sources).

As mentioned in the above section, it is understood that overreporting might occur which could result in Appendix B having more countries than those strictly relevant to Polestar’s products. Smelters sourcing from sanctioned regions are identified as high-risk smelters during our CM due diligence.

Internal Information - Polestar

Steps to Mitigate Risk

Polestar has taken, or intends to take, the following steps to improve the due diligence conducted to further mitigate the risk that the necessary 3TGs in Polestar’s products could originate from Covered Countries and Conflict-Affected and High-Risk Areas (CAHRAs):

•	Continue to evaluate upstream sources through a broader set of tools to evaluate risk. These include, but are not limited to:

o	Using a comprehensive smelter and refiner library with detailed status and notes for each entity.

o	Scanning for verifiable media sources on each smelter and refiner to flag risk issues.

o	Comparing the list of smelters/refiners against government watch and denied parties lists.

•	Engage with our business partners and suppliers more closely and provide more information and training resources regarding responsible sourcing of 3TGs.

•	Encourage business partners and suppliers to have due diligence procedures in place for their supply chains to improve the content of the responses from such suppliers.

•	Continue to include a conflict minerals flow-down clause in new or renewed supplier contracts.

•	Following the OECD Guidance process, increase the emphasis on clean and validated smelter and refiner information from the supply chain through feedback and detailed smelter analysis.

Internal Information - Polestar

Appendix A: Smelter List

Includes: mineral, smelter/refinery name, location

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Agosi AG	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Gold	Aurubis AG	Germany	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden Ronnskar	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	Caridad	Mexico	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Gold	Chimet S.p.A.	Italy	CID000233
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Gold	Chugai Mining	Japan	CID000264
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China	CID000291
Tin	Alpha Assembly Solutions Inc	United States Of America	CID000292
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
Tin	PT Premium Tin Indonesia	Indonesia	CID000313
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Tin	Dongguan Best Alloys Co., Ltd.	China	CID000377
Gold	Dowa	Japan	CID000401
Tin	Dowa	Japan	CID000402
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tin	Estanho de Rondonia S.A.	Brazil	CID000448

Internal Information - Polestar

Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tin	Fenix Metals	Poland	CID000468
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	Hong Kong	CID000707
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Japan Mint	Japan	CID000823
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kazzinc	Kazakhstan	CID000957
Tungsten	Kennametal Fallon	United States Of America	CID000966
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Tin	China Tin Group Co., Ltd.	China	CID001070
Tantalum	AMG Brasil	Brazil	CID001076
Gold	LS MnM Inc.	Korea, Republic Of	CID001078
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093

Internal Information - Polestar

Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Tin	Minsur	Peru	CID001182
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Tantalum	NPM Silmet AS	Estonia	CID001200
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tin	Novosibirsk Tin Combine	Russian Federation	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Gold	MKS PAMP SA	Switzerland	CID001352
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Gold	PX Precinox S.A.	Switzerland	CID001498
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Gold	Royal Canadian Mint	Canada	CID001534
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539

Internal Information - Polestar

Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China	CID001810
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Tantalum	Telex Metals	United States Of America	CID001891
Tin	Thaisarco	Thailand	CID001898
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	Torecom	Korea, Republic Of	CID001955
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243

Internal Information - Polestar

Gold	Morris and Watson	New Zealand	CID002282
Gold	SAFINA A.S.	Czechia	CID002290
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Tantalum	KEMET de Mexico	Mexico	CID002539
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542

Internal Information - Polestar

Tungsten	Masan High-Tech Materials	Viet Nam	CID002543
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544
Tantalum	TANIOBIS GmbH	Germany	CID002545
Tantalum	Materion Newton Inc.	United States Of America	CID002548
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562
Tin	CV Ayi Jaya	Indonesia	CID002570
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Gold	T.C.A S.p.A	Italy	CID002580
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Tungsten	Niagara Refining LLC	United States Of America	CID002589
Tin	PT Rajehan Ariq	Indonesia	CID002593
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	Marsam Metals	Brazil	CID002606
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tungsten	Uzbek Refractory and Heat-Resistant Metals	Uzbekistan	CID002660
Tin	PT Cipta Persada Mulia	Indonesia	CID002696
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750
Tin	Super Ligas	Brazil	CID002756
Gold	Albino Mountinho Lda.	Portugal	CID002760
Gold	SAAMP	France	CID002761
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	8853 S.p.A.	Italy	CID002763
Gold	Italpreziosi	Italy	CID002765
Tin	Aurubis Beerse	Belgium	CID002773
Tin	Aurubis Berango	Spain	CID002774
Tin	PT Bangka Prima Tin	Indonesia	CID002776
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842

Internal Information - Polestar

Tungsten	Moliren Ltd.	Russian Federation	CID002845
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Gold	Bangalore Refinery	India	CID002863
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Pease & Curren	United States Of America	CID002872
Gold	JALAN & Company	India	CID002893
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	ABC Refinery Pty Ltd.	Australia	CID002920
Gold	Safimet S.p.A	Italy	CID002973
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	African Gold Refinery	Uganda	CID003185
Gold	Gold Coast Refinery	Ghana	CID003186
Gold	NH Recytech Company	Korea, Republic Of	CID003189
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Gold	QG Refining, LLC	United States Of America	CID003324
Tin	Tin Technology & Refining	United States Of America	CID003325
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379
Tin	PT Masbro Alam Stania	Indonesia	CID003380
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Sovereign Metals	India	CID003383
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449

Internal Information - Polestar

Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	Kundan Care Products Ltd.	India	CID003463
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Alexy Metals	United States Of America	CID003500
Tin	CRM Synergies	Spain	CID003524
Gold	MD Overseas	India	CID003548
Gold	Metallix Refining Inc.	United States Of America	CID003557
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614
Gold	WEEEREFINING	France	CID003615
Gold	Gold by Gold Colombia	Colombia	CID003641
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662
Gold	Dongwu Gold Group	China	CID003663
Gold	Sam Precious Metals	United Arab Emirates	CID003666
Gold	NOBLE METAL SERVICES	United States Of America	CID003690
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868
Tantalum	5D Production OU	Estonia	CID003926
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam	CID003993
Gold	Coimpa Industrial LTDA	Brazil	CID004010
Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam	CID004034
Tantalum	PowerX Ltd.	Rwanda	CID004054
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The	CID004065
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province Of China	CID004397
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan	CID004403
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China	CID004430
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia	CID004434

Internal Information - Polestar

Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China	CID004435
Tungsten	Philippine Carreytech Metal Corp.	Philippines	CID004438
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	India	CID004491
Gold	GG Refinery Ltd.	Tanzania, United Republic Of	CID004506
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	Viet Nam	CID004619
Tin	PT Mitra Graha Raya	Indonesia	CID004685
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	India	CID004692
Gold	Attero Recycling Pvt Ltd	India	CID004697
Gold	SOLEIL METALS (Chala One Plant)	Peru	CID004704
Gold	SOLEIL METALS (YAKARI Plant)	Peru	CID004705
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa	CID004714
Tin	Woodcross Smelting Company Limited	Uganda	CID004724
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia	CID004754
Gold	Elite Industech Co., Ltd.	Taiwan, Province Of China	CID004755
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	China	CID004796
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	Philippines	CID004797
Tantalum	Jiangxi Sanshi Nonferrous Metals Co., Ltd	China	CID004813
Gold	Gasabo Gold Refinery Ltd	Rwanda	CID005006
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	Taiwan, Province Of China	CID005012
Gold	Minera Titán del Perú SRL (MTP) - Belen Plant	Peru	CID005014
Tungsten	S.P.T. spol.s r.o.	Czechia	CID005068
Tin	P Kay Metal, Inc	United States Of America	CID005189
Tungsten	Tungamoy Metals Inc.	Korea, Republic Of	CID005248
Tin	Conecsus LLC	United States Of America	CID003504
Gold	Aurubis AG, Hamburg	Germany	CID005476

Internal Information - Polestar

Appendix B: Countries of Origin

China	Belgium	Madagascar	South Sudan	Finland
Brazil	Guyana	Netherlands	Italy	Kyrgyzstan
Australia	United Kingdom	Hong Kong	Ghana	Dominica
Japan	Kazakhstan	Rwanda	Sweden	Benin
Canada	Hungary	Mozambique	Eritrea	Dominican Republic
United States	Ecuador	Slovakia	Papua New Guinea	Central African Republic
Indonesia	Myanmar	Panama	Saudi Arabia	Bulgaria
Peru	Cambodia	South Africa	United Arab Emirates	Liberia
Germany	Luxembourg	Burundi	Belarus	Mauritania
Malaysia	Ireland	Congo	Mali	Georgia
Chile	Switzerland	Suriname	Poland	Senegal
India	France	Bolivia (Plurinational State of)	El Salvador	Tajikistan
Austria	Ethiopia	Philippines	Burkina Faso	Lithuania
Korea	Singapore	Andorra	New Zealand	Uruguay
Argentina	Namibia	Tanzania	Guatemala	Serbia
Mongolia	Mexico	Zimbabwe	Azerbaijan	Oman
Thailand	Israel	Guinea	Jersey	Botswana
Colombia	Estonia	Zambia	Uganda	Kenya
Portugal	Taiwan	Djibouti	Armenia	Fiji
Spain	Democratic Republic of Congo	Uzbekistan	Morocco	Cyprus
Niger	Viet Nam	Turkey	Liechtenstein	Albania
Russian Federation	Sierra Leone	Sudan	Nicaragua	Bermuda
Nigeria	Egypt	Angola	Honduras	Solomon Islands
Norway

Internal Information - Polestar

Appendix C: CMRT Declaration Rejection/Approval Criteria

The following tables map the Assent Sustainability Platform’s status outputs and CMRT logic structure when determining supplier conflict mineral statuses as displayed on the dashboard. Using this table, and referencing the CMRT questions listed above, users will be able to determine what answers were provided by their suppliers to earn their conflict minerals statuses.

Supplier Status	Description

Not Submitted	A CMRT has not been submitted by the supplier

Complete	A CMRT has been submitted, and is valid and complete

Incomplete	A supplier with parts associated to them has submitted a partially completed Product-Level or User-Defined CMRT

Invalid Submission	A CMRT has been submitted and deemed invalid based on contradicting responses in the template

Out of Scope	The supplier is out of scope for conflict minerals and does not need to be contacted

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